SINO-GLOBAL SHIPPING AMERICA, LTD.

BYLAWS

ARTICLE I

Meeting of Shareholders

Section 1.  Places of Meetings. All meetings of the shareholders shall be held at such place as may, from time to time, be fixed by the Board of Directors.

Section 2.  Annual Meetings. The annual meeting of the shareholders, for the election of directors and transaction of such other business as may come before the meeting, shall be held in each year on the second Monday in September, or on such other date and at such other time as the Board of Directors of the Corporation may designate from time to time.

Section 3.  Special Meetings. Special meetings of shareholders for any purpose or purposes may be called at any time by the Chairman of the Board, the Chief Executive Officer or by at least three (3) members of the Board of Directors. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

Section 4.  Notice of Meetings. Except as otherwise required by law, written or printed notice stating the place, day and hour of every meeting of the shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be mailed not less than ten (10) nor more than sixty (60) days before the date of the meeting to each shareholder of record entitled to vote at such meeting, at his address which appears in the share transfer books of the Corporation. Meetings may be held without notice if all the shareholders entitled to vote at the meeting are present in person or by proxy or if notice is waived in writing by those not present, either before or after the meeting.

Section 5.  Quorum. Except as otherwise required by the Corporation’s Articles of Incorporation, as amended, any number of shareholders together holding at least one-third (1/3) of the outstanding shares of capital stock entitled to vote with respect to the business to be transacted, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time the Chief Executive Officer of the Corporation. Any meeting that is adjourned for lack of a quorum may be rescheduled by the Chief Executive Officer for the same day of the following week without need of further notice. Any such meeting may be rescheduled one or more times until a quorum is present or represented by proxy.

Section 6.  Voting. At any meeting of the shareholders, each shareholder of a class entitled to vote on the matters coming before the meeting shall have (i) one vote, in person or by proxy, for each share of common stock or (ii) such number of votes, in person or by proxy, as may be provided in accordance with Section 2 of Article III of the Articles of Incorporation for any class of preferred stock, in each case, standing in his or her name on the books of the Corporation at the time of such meeting or on any date fixed by the Board of Directors not more than seventy (70) days prior to the meeting. Every proxy shall be in writing, dated and signed by the shareholder entitled to vote or his duly authorized attorney-in-fact.

Section 7.  Voting List. The officer or agent having charge of the stock transfer books for shares of the Corporation shall make, at least ten (10) days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, with the address of and the number of shares held by each. Such list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Corporation or at its principal place of business or at the office of its transfer agent or registrar and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to who are the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders. If the requirements of this Section 7 have not been substantially complied with, the meeting shall, on the demand of any shareholder in person or by proxy, be adjourned until the Corporation complies with such requirements.

Section 8.  Shareholder Proposals and Director Nominations. Shareholders may nominate one or more persons for election as directors at the annual meeting of shareholders or propose business to be brought before the annual meeting of shareholders, or both, only if (i) such business is a proper matter for shareholder action under the Virginia Stock Corporation Act and (ii) the shareholder has given timely notice in proper written form of such shareholder’s intent to make such nomination or nominations or to propose such business. To be timely, a shareholder’s notice relating to the annual meeting shall be delivered to the Secretary at the principal executive offices of the Corporation not less than one hundred twenty (120) days prior to the first anniversary (the “Anniversary”) of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of shareholders. However, if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the Anniversary of the preceding year’s annual meeting, then timely notice by the shareholder must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of (i) the ninetieth (90th) day prior to such annual meeting or (ii) the fifteenth (15th) day following the day on which public announcement of the date of such meeting is first made. To be in proper form a shareholder’s notice to the Secretary shall be in writing and shall set forth (i) the name and address of the shareholder who intends to make the nomination(s) or propose the business and, as the case may be, of the person or persons to be nominated or of the business to be proposed, (ii) a representation that the shareholder is a holder of record of stock of the Corporation, that the shareholder intends to vote such stock at such meeting and, in the case of nomination of a director or directors, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) in the case of nomination of a director or directors, a description of all arrangements or understandings between the shareholder and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (iv) such other information regarding each nominee or each matter of business to be proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed, by the Board of Directors of the Corporation or the Nominating Committee thereof and (v) in the case of nomination of a director or directors, the consent of each nominee to serve as a director of the Corporation if so elected. The Chairman of a meeting of shareholders may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedures. The business to be conducted at a special meeting of shareholders shall be limited to the business set forth in the notice of meeting sent by the Corporation. Notwithstanding the foregoing provisions of this Section 8, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 8. Nothing in this Section 8 shall affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or grant any shareholder a right to have any nominee included in the Corporation’s proxy statement.

Section 9.  Inspectors. An appropriate number of inspectors for any meeting of shareholders may be appointed by the Chairman of such meeting. Inspectors so appointed will (i) ascertain the number of shares outstanding and the voting powers of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

ARTICLE II

Directors

Section 1.  General Powers. The property, affairs and business of the Corporation shall be managed under the direction of the Board of Directors, and except as otherwise expressly provided by law, the Corporation’s Articles of Incorporation or these Bylaws, all of the powers of the Corporation shall be vested in such Board.

Section 2.  Election of Directors.

(a) Directors shall be elected at the annual meeting of shareholders to succeed those directors whose terms have expired and to fill any vacancies thus existing.

(b) Directors shall hold their offices for terms as set forth in the Corporation’s Articles of Incorporation and until their successors are elected.

(c) Provided that each director is afforded at least three (3) business days’ notice of a meeting of the Board of Directors, a majority of the number of directors in office immediately prior to the beginning of a meeting of directors shall constitute a quorum for the transaction of business at such meeting. If each director is only provided with notice of a meeting of the Board of Directors in accordance with Section 4 hereof, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.  Meetings of Directors. Meetings of the Board of Directors shall be held at places within or without the Commonwealth of Virginia and at times fixed by resolution of the Board, or upon call of (i) the Chairman of the Board, (ii) the Chief Executive Officer or (iii) two directors, and the Secretary or officer performing the Secretary’s duties shall give not less than twenty-four (24) hours’ notice by letter, telegraph or telephone (or in person) of all meetings of the directors, provided that notice need not be given of regular meetings held at times and places fixed by resolution of the Board. An annual meeting of the Board of Directors shall be held as soon as practicable after the adjournment of the annual meeting of shareholders. Meetings may be held at any time without notice if all of the directors are present, or if those not present waive notice in writing either before or after the meeting. The Board shall determine appropriate compensation for services rendered by its members.

ARTICLE III

Committees

Section 1.  Compensation Committee. The Board of Directors, at its regular annual meeting, shall designate a Compensation Committee which shall consist of at least three (3) directors, all of whom shall be independent in accordance with Nasdaq Stock Market rules and regulations (such directors being “Independent Directors”). The Compensation Committee shall have and may exercise the powers to determine the amounts annually available for bonuses pursuant to any bonus plan or formula approved by the Board, to determine bonus awards to executive officers and to exercise such further powers with respect to bonuses as may from time to time be conferred by the Board of Directors. In addition, the Compensation Committee shall have and may exercise the power to fix and determine from time to time all salaries of the executive officers of the Corporation, and such further powers with respect to salaries as may from time to time be conferred by the Board of Directors. The Compensation Committee shall administer the Corporation’s Stock Incentive Plans (the “Plans”) and from time to time may grant, consistent with the Plans, stock options, shares of restricted stock and/or other securities authorized thereunder. Vacancies in the Compensation Committee shall be filled by the Board of Directors, and members shall be subject to removal by the Board at any time. The Compensation Committee shall fix its own rules of procedure. A majority of the number of regular members then serving shall constitute a quorum; and regular and alternate members present shall be counted to determine whether there is a quorum. The Compensation Committee shall keep minutes of its meetings, and all action taken by it shall be reported to the Board of Directors.

Section 2.  Audit Committee. The Board of Directors at its regular annual meeting shall designate an Audit Committee which shall consist of at least three (3) directors, all of whom shall be Independent Directors. At least one member of the Audit Committee shall be deemed to be a “financial expert” in accordance with Nasdaq Stock Market rules and regulations. Vacancies in the Audit Committee shall be filled by the Board of Directors with directors meeting the requirements set forth above, giving consideration to continuity of the Audit Committee, and members shall be subject to removal by the Board at any time. The Audit Committee shall fix its own rules of procedures and a majority of the members serving shall constitute a quorum. The Audit Committee shall review the Corporation’s financial reporting process, including accounting policies and procedures. The Audit Committee shall examine the report of the Corporation’s outside auditors, consult with them with respect to their report and the standards and procedures employed by them in their audit, report to the Board the results of its study and recommend the selection of auditors for each fiscal year.

Section 3.  Nominating Committee. The Board of Directors shall designate a Nominating Committee which shall consist of at least three (3) directors, all of whom shall be Independent Directors. The Committee shall make recommendations to the Board regarding nominees for election as directors by the shareholders at each annual meeting of shareholders and make such other recommendations regarding tenure, classification and compensation of directors as the Nominating Committee may deem advisable from time to time. The Nominating Committee shall fix its own rules of procedure and a majority of the members serving shall constitute a quorum.

Section 4.  Other Committees of Board. The Board of Directors, by resolution duly adopted, may establish such other committees of the Board having limited authority in the management of the affairs of the Corporation as it may deem advisable and the members, terms and authority of such committees shall be as set forth in the resolutions establishing the same.

Section 5.  Advisory Committees. After consultation with the Board of Directors, the Chief Executive Officer may establish such advisory committees as he may deem advisable to assist him in the administration and management of the business of the Corporation; such committees shall consist of officers, employees or consultants to be appointed by the Chief Executive Officer who shall serve for such terms and have such authority as may be designated by the Chief Executive Officer.

ARTICLE IV

Officers

Section 1.  Election. The officers of the Corporation may consist of a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents (any one or more of whom may be designated as Executive Vice Presidents or Senior Vice Presidents) and a Secretary. In addition, such other officers as are provided in Section 3 of this Article may from time to time be elected by the Board of Directors. Any two or more of such offices may be held by the same person. All officers shall hold office until the next annual meeting of the Board of Directors or until their successors are elected. The Chairman of the Board shall be chosen from among the directors. Any two officers may be combined in the same person as the Board of Directors may determine.

Section 2.  Removal of Officers; Vacancies. Any officer of the Corporation may be removed summarily with or without cause, at any time by a resolution passed at any meeting by affirmative vote of a majority of the members of the Board of Directors. Vacancies may be filled at any meeting of the Board of Directors.

Section 3.  Other Officers. Other officers may from time to time be elected by the Board, including, without limitation, one or more Assistant Secretaries.

Section 4.  Duties. The officers of the Corporation shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are hereinafter provided and as from time to time shall be conferred by the Board of Directors. The Board of Directors may require any officer to give such bond for the faithful performance of his duties as the Board may see fit.

Section 5.  Duties of the Chairman of the Board. The Chairman of the Board shall preside at all meetings of shareholders and the Board of Directors. In the incapacity or absence of the Chief Executive Officer, the Chairman of the Board shall perform the duties and have the authority of the Chief Executive Officer. The Chairman of the Board may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law otherwise to be signed or executed. In addition, he shall perform all duties incident to the office of the Chairman of the Board and such other duties as from time to time may be assigned to him by the Board of Directors.

Section 6.  Duties of the Chief Executive Officer. The Chief Executive Officer shall have direct supervision over the business of the Corporation, subject to the Board of Directors. In the incapacity of the Chairman of the Board or, in the absence of the Chairman of the Board and upon his designation, the Chief Executive Officer shall perform the duties of the Chairman of the Board. The Chairman of the Board may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law otherwise to be signed or executed. In addition, he shall perform all duties incident to the office of the Chief Executive Officer and such other duties as from time to time may be assigned to him by the Board of Directors.

Section 7. Duties of the President. The duties of the President of the Corporation shall include, but not be limited to, assisting the Chief Executive Officer (to the extent the President is not also the Chief Executive Officer) in directing the overall business, affairs and operations of the Corporation.

Section 8. Duties of the Chief Financial Officer. The Chief Financial Officer shall perform all the powers and duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he may agree with the Chief Executive Officer or as the Board may from time to time determine. The Chief Financial Officer shall report directly to the Chief Executive Officer.

Section 9. Duties of the Vice Presidents. Each Vice President of the Corporation (including any Executive Vice President and Senior Vice President) shall have powers and duties as may from time to time be assigned to him by the Board of Directors. When there shall be more than one Vice President of the Corporation, the Board of Directors may from time to time designate one of them to perform the duties of the Chief Executive Officer and/or the President in the absence of the Chief Executive Officer and/or the President. Any Vice President of the Corporation may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law otherwise to be signed or executed.

Section 10.  Duties of the Secretary. The Secretary shall act as secretary of all meetings of the Board of Directors and all other Committees of the Board, and the shareholders of the Corporation, and shall keep the minutes thereof in the proper book or books to be provided for that purpose. He shall see that all notices required to be given by the Corporation are duly given and served; shall have custody of the seal of the Corporation and shall affix the seal or cause it to be affixed to all certificates for stock of the Corporation and to all documents the execution of which on behalf of the Corporation under its corporate seal is duly authorized in accordance with the provisions of these Bylaws; shall have custody of all deeds, leases, contracts and other important corporate documents; shall have charge of the books, records and papers of the Corporation relating to its organization and management as a Corporation; shall see that the reports, statements and other documents required by law (except tax returns) are properly filed; and shall, in general, perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Directors, the Chairman of the Board or the Chief Executive Officer.

Section 11.  Other Duties of Officers. Any officer of the Corporation shall have, in addition to the duties prescribed herein or by law, such other duties as from time to time shall be prescribed by the Board of Directors, the Chairman of the Board or the Chief Executive Officer.

ARTICLE V

Capital Stock

Section 1.  Certificates. The shares of capital stock of the Corporation shall be evidenced by certificates in forms prescribed by the Board of Directors and executed in any manner permitted by law and stating thereon the information required by law. Transfer agents and/or registrars for one or more classes of the stock of the Corporation may be appointed by the Board of Directors and may be required to countersign certificates representing stock of such class or classes. In the event that any officer whose signature or facsimile thereof shall have been used on a stock certificate shall for any reason cease to be an officer of the Corporation and such certificate shall not then have been delivered by the Corporation, the Board of Directors may nevertheless adopt such certificate and it may then be issued and delivered as though such person had not ceased to be an officer of the Corporation.

Section 2.  Lost, Destroyed and Mutilated Certificates. Holders of the stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may, in its discretion, cause one or more new certificates for the same number of shares in the aggregate to be issued to such stockholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction, and the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.

Section 3.  Transfer of Stock. The stock of the Corporation shall be transferable or assignable only on the books of the Corporation by the holders in person or by attorney on surrender of the certificate for such shares duly endorsed and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation. The Corporation will recognize the exclusive right of the person registered on its books as the owner of shares to receive dividends and to vote as such owner.

Section 4.  Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of the shareholders or any adjournment thereof, or entitled to receive payment for any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than seventy (70) days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section such determination shall apply to any adjournment thereof.

ARTICLE VI

Miscellaneous Provisions

Section 1.  Seal. The seal of the Corporation shall consist of a flat-face circular die, of which there may be any number of counterparts, on which there shall be engraved in the center the words “Sino-Global Shipping America, Ltd.”

Section 2.  Fiscal Year. The fiscal year of the Corporation shall end on June 30th of each year, and shall consist of such accounting periods as may be recommended by the Treasurer and approved by the Board of Directors.

Section 3.  Books and Records. The Corporation shall keep correct and complete books and records of accounts and shall keep minutes of the proceedings of its shareholders and Board of Directors; and shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar a record of its shareholders, giving the names and addresses of all shareholders, and the number, class and series of the shares being held. The Board of Directors shall, subject to the provisions of the foregoing paragraph of this section, to the provisions of Section 7 of Article I and to the laws of the Commonwealth of Virginia, have the power to determine from time to time whether and to what extent and under what conditions and limitations the accounts, records and books of the Corporation, or any of them, shall be open to the inspection of the shareholders.

Section 4.  Checks, Notes and Drafts. Checks, notes, drafts and other orders for the payment of money shall be signed by such persons as the Board of Directors from time to time may authorize. When the Board of Directors so authorizes, however, the signature of any such person may be a facsimile.

Section 5.  Voting of Stock Held. Unless otherwise provided by resolution of the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or any Vice President shall from time to time appoint an attorney or attorneys or agent or agents of this Corporation, in the name and on behalf of this Corporation, to cast the vote which this Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose stock or securities may be held in this Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing to any action by any of such other corporation, and shall instruct the person or persons so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of this Corporation and under its corporate seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the premises; or, in lieu of such appointments, the Chairman of the Board, the Chief Executive Officer, the President or any Vice President may attend in person any meetings off the holders of stock or other securities of any such other corporation and there vote or exercise any or all power of this Corporation as the holder of such stock or other securities of such other corporation.

Section 6.  Implied Amendments. Any action taken or authorized by the shareholders or by the Board of Directors which would be inconsistent with the Bylaws then in effect, but which is taken or authorized by the affirmative vote of not less than that number of shares or the number of directors that would be required to amend these Bylaws so that the Bylaws would be consistent with such action, shall be given the same effect as if these Bylaws had been temporarily amended or suspended to the extent necessary to permit the specific action so taken or authorized.